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                                   EXHIBIT 3.5
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                              AMENDMENT TO BY-LAWS

                 RESOLUTION ADOPTED BY THE BUSH INDUSTRIES, INC.
                     BOARD OF DIRECTORS ON OCTOBER 27, 1999


          RESOLVED, that Article III, Section 1 of the By-Laws of the Corporation is hereby amended to provide that the number of Directors that shall constitute the entire Board of Bush Industries, Inc. shall be set at twelve
(12).